Press Release        Source: TeleScience International, Inc.

MSSI-TeleScience Announces Acquisition Plans
Thursday October 23, 8:35 am ET

Company to Enter Home Health Care Industry


TYSONS CORNER, Va., Oct. 23 /PRNewswire/ -- TeleScience
International, Inc., a wholly-owned subsidiary of Medical
Staffing Solutions, Inc. (OTC Bulletin Board: MSSI - News), announced today that it plans to enter the Home Health Care
Industry through a series of planned acquisitions. The
Company has begun negotiations with several available private companies and expects to make this industry a priority in its future growth plans.

According to Dr. B.B. Sahay, President and CEO of MSSI, "The United States will see unprecedented growth in health care requirements as the baby-boom generation ages over the next 10 years. Many of these individuals will prefer home health care as opposed to institutional assisted living facilities or nursing homes. Not only is it more convenient for the aged to stay at home, it is also less costly for the government to administer. We feel this trend will create a substantial increase in the need for home health care services and we want to be a part of this growth."

TeleScience International is a provider of medical personnel to state and federal government agencies, primarily hospital and medical facilities. The Company also operates a Homeland Security division that provides emergency equipment, decontamination products, vehicles and supplies to state and local governments. Additionally, the Company's Technology Services division provides systems integration and technology services to the federal government.

Founded in 1987, TeleScience International has grown every year since its inception and reported unaudited revenues of approximately $6 million for the first eight months of its current fiscal year. The Company has over 200 employees operating in 24 states and has long-term federal and state medical staffing contracts in place including a $21 million contract with the US Air Force and a $130 million contract with the State of California. The Company recently announced that its Homeland Security Division has been named as one of approximately ten awardees in a $1 billion dollar contract issued by the State of Pennsylvania for the provision of Personal Protection Equipment.

For information on TeleScience International, Inc. visit their website at www.mssi-intl.com. Shareholders are requested to log onto the shareholder registration form on the Company website in order to be placed on the mailing list for future information. The Company headquarters is located at 8150 Leesburg Pike, Suite 1200, Vienna VA 22182. Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. TeleScience disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.



Source: TeleScience International, Inc.